Exhibit 99.3

REDWOOD TRUST ANNOUNCES DIVIDEND INCREASE OF 6.7% FOR THE FIRST QUARTER OF 2020

MILL VALLEY, CA – Thursday, February 27, 2020 – Redwood Trust, Inc. (NYSE:RWT), a leading innovator in housing credit investing, today announced its Board of Directors has declared a 6.7% increase in the company’s regular quarterly common stock dividend to $0.32 per share for the first quarter of 2020, up from $0.30 per share. This also marks the company's 83rd consecutive quarterly dividend. The first quarter 2020 dividend is payable on March 30, 2020 to stockholders of record on March 16, 2020.
"We are pleased to increase the dividend we pay to our shareholders. The higher dividend reflects our confidence in the platform we have built and the durability of its earnings power, specifically our prospects for profitable growth through existing and recently-announced initiatives," said Christopher J. Abate, Chief Executive Officer of Redwood Trust. "Our ability to raise our dividend despite the market volatility we experienced over the past year demonstrates the stability of our business model and diverse revenue streams. Including today’s dividend raise, we have increased our dividend 14% over the past two years. We remain committed to delivering earnings that can continue to support a sustainable and growing dividend to our shareholders over time,” Abate concluded.

About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in single-family residential and multifamily mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood's 2020 regular dividends, the durability of Redwood's earnings power, prospects for growth, and ability to support a sustainable and growing dividend. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2018 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com